UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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FALCONSTOR SOFTWARE, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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FALCONSTOR SOFTWARE, INC.

April 3, 2009

To Our Stockholders:

We invite you to attend our annual stockholders’ meeting on Friday, May 8, 2009 at our worldwide headquarters located at 2 Huntington Quadrangle, Suite 2S01, Melville, New York, at 9:00 a.m.

At the meeting, you will hear an update on our operations, have a chance to meet our directors and executives, and you will be asked to elect two directors and to ratify the appointment of our independent registered public accounting firm. Your Board of Directors recommends a vote “FOR” each of the nominees and proposals.

This booklet includes a formal notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how our Board of Directors operates and gives personal information about our director nominees.

Only stockholders of record at the close of business on March 20, 2009 will be entitled to vote at the annual meeting. Even if you only own a few shares, we want your shares to be represented at the annual meeting. I urge you to complete, sign, date, and return your proxy card promptly in the enclosed envelope.

Sincerely yours,

/s/ ReiJane Huai

ReiJane Huai
Chairman and Chief Executive Officer

FALCONSTOR SOFTWARE, INC.

2 Huntington Quadrangle

Melville, NY 11747
_________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 8, 2009
________________
To Our Stockholders:

The 2009 Annual Meeting of Stockholders (“Annual Meeting”) of FalconStor Software, Inc. (the “Company”), a Delaware corporation, will be held at the Company’s headquarters at 2 Huntington Quadrangle, Suite 2S01, Melville, New York, commencing at 9:00 a.m. (EDT) on Friday, May 8, 2009, to consider and to vote on the following matters described in this notice and the accompanying Proxy Statement:

1)	To elect two directors to the Company’s Board of Directors to three-year terms and until the directors’ successors are elected and qualified;

2)	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2009; and

3)	Any other matters that properly come before the meeting.

At the Annual Meeting, the Company intends to nominate Steven Bock and Patrick Carney for election to the Board of Directors. Mr. Bock and Mr. Carney are currently members of the Company’s Board of Directors. For more information concerning Mr. Bock and Mr. Carney, please see the Proxy Statement.

The Board of Directors has fixed the close of business on March 20, 2009 as the record date for determination of stockholders entitled to vote at the Annual Meeting or any adjournment thereof, and only record holders of common stock at the close of business on that day will be entitled to vote. At the record date, 44,602,525 shares of common stock were outstanding.

To assure representation at the annual meeting, stockholders are urged to return a proxy as promptly as possible by signing, dating and returning the enclosed proxy card in the enclosed postage-prepaid envelope.  Any stockholder attending the annual meeting may vote in person even if he or she previously returned a proxy.

If you plan to attend the Annual Meeting in person, we would appreciate your response by indicating so when returning the proxy.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 8, 2009.  The proxy statement and the annual report to security holders are available at http://proxy.falconstor.com.

By Order of the Board of Directors,

/s/ Seth R. Horowitz

Seth R. Horowitz
Secretary

Melville, NY
April 3, 2009

FALCONSTOR SOFTWARE, INC.
2 Huntington Quadrangle
Melville, New York 11747
_________________

2009 PROXY STATEMENT

GENERAL INFORMATION

This proxy statement contains information related to the annual meeting of stockholders of FalconStor Software, Inc., to be held on Friday, May 8, 2009, beginning at 9:00 a.m. (EDT), at the Company’s headquarters at 2 Huntington Quadrangle, Suite 2S01, Melville, New York, and at any postponements or adjournments thereof.

ABOUT THE MEETING

What is the Purpose of the Annual Meeting

At the Company’s annual meeting, stockholders will hear an update on the Company’s operations, have a chance to meet some of its directors and executives and will act on the following matters:

1)	To elect two directors to the Company’s Board of Directors to three-year terms and until the directors’ successors are elected and qualified;

2)	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2009; and

3)	Any other matters that properly come before the meeting.

Who May Vote; Date of Mailing

Stockholders of FalconStor Software, Inc., as recorded in our stock register on March 20, 2009 (the “Record Date”), may vote at the meeting. As of this date, we had 44,602,525 shares of common stock eligible to vote. We have only one class of voting shares. All shares in this class have equal voting rights of one vote per share. It is anticipated that this Proxy Statement will be mailed to stockholders on or about April 6, 2009.

How to Vote

You may vote in person at the meeting or by proxy. We recommend that you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

How Proxies Work

Our Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for or against the proposals or abstain from voting.

Proxies submitted will be voted by the individuals named on the proxy card in the manner you indicate. If you give us your proxy but do not specify how you want your shares voted, they will be voted in accordance with the Board of Directors recommendations, i.e., in favor of our director nominees, and in favor of the ratification of the appointment of KPMG LLP as our independent registered public accounting firm.

You may receive more than one proxy or voting card depending on how you hold your shares. If you hold shares through someone else, such as a stockbroker, you may get materials from them asking how you want to vote. The latest proxy card we receive from you will determine how we will vote your shares.

Revoking a Proxy

There are three ways to revoke your proxy. First, you may submit a new proxy with a later date up until the existing proxy is voted.  Second, you may vote in person at the meeting. Last, you may notify our Chief Financial Officer in writing at 2 Huntington Quadrangle, Suite 2S01, Melville, New York 11747.

Quorum

In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person. Shares that we own are not voted and do not count for this purpose.

Votes Needed

The director nominees receiving a majority of the votes cast during the meeting will be elected to fill the seats of our directors. For the other proposals to be approved, we require the favorable vote of a majority of the votes cast. Only votes for or against a proposal count. Votes that are withheld from voting on a proposal will be excluded entirely and will have no effect in determining the quorum or the majority of votes cast. Abstentions and broker non-votes count for quorum purposes only and not for voting purposes. Broker non-votes occur when a broker returns a proxy but does not have the authority to vote on a particular proposal. Brokers that do not receive instructions are entitled to vote on the election of the directors and the ratification of the auditors.

Attending in Person

Only stockholders, their proxy holders, and our invited guests may attend the meeting. For security purposes, all persons attending the meeting must bring identification with photo. If you wish to attend the meeting in person but you hold your shares through someone else, such as a stockbroker, you must bring proof of your ownership to the meeting. For example, you could bring an account statement showing that you owned FalconStor Software, Inc., shares as of March 20, 2009 as acceptable proof of ownership.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning ownership of the Common Stock of FalconStor Software, Inc., outstanding at March 20, 2009, by (i) each person known by the Company to be the beneficial owner of more than five percent of its Common Stock, (ii) each director and nominee for director, (iii) each of the Named Executive Officers identified in the summary compensation table, and (iv) all directors, nominees for director and Named Executive Officers of the Company as a group.

Name and Address of Beneficial Owner (1)	Shares Beneficially Owned	Percentage of Class (2)

ReiJane Huai (3) c/o FalconStor Software, Inc. 2 Huntington Quadrangle Melville, NY 11747	9,606,760	21.5%

Barry Rubenstein (4) 68 Wheatley Road Brookville, NY 11545	2,491,281	5.6%

Marilyn Rubenstein (5) c/o Barry Rubenstein 68 Wheatley Road Brookville, NY 11545	2,491,281	5.6%

Steven L. Bock (6)	78,300	*

Patrick B. Carney (7)	90,050	*

Lawrence S. Dolin (8)	157,100	*

Steven R. Fischer (9)	121,600	*

Alan W. Kaufman (10)	78,300	*

Wayne Lam (11)	360,372	*

James Weber (12)	259,479	*

Bernard Wu (13)	386,304	*

All Directors, Nominees for Director and Executive Officers as a Group (14) (9 persons)	11,138,265	24.3%

*Less than one percent

1.
A person is deemed to be the beneficial owner of voting securities over which the person has voting power or that can be acquired by such person within 60 days after the record date upon the exercise of options, warrants or convertible securities, or upon the lapse or the removal of all restrictions on shares of restricted stock. Each beneficial owner's percentage ownership is determined by assuming that options, warrants or convertible securities that are held by such person (but not those held by any other person) and that are currently exercisable (i.e., that are exercisable within 60 days from the date hereof) have been exercised. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.

2.	Based upon shares of common stock outstanding at the Record Date, March 20, 2009, of 44,602,525.

3.
Based upon information contained in Forms 4 filed by Mr. Huai and certain other information. Consists of (i) 9,565,760 shares of common stock held by Mr. Huai and (ii) 41,000 shares of common stock held by The 2002 ReiJane Huai Revocable Trust, of which Mr. Huai is a trustee. Mr. Huai disclaims beneficial ownership of the securities held by The 2002 ReiJane Huai Revocable Trust, except to the extent of his equity interest therein.

4.
Based upon information contained in a report on Schedule 13G, (the “Woodland 13G”), filed jointly by Barry Rubenstein, Marilyn Rubenstein, Brookwood Partners, L.P. (“Brookwood”), Seneca Ventures (“Seneca”), Woodland Partners (“Woodland Partners”), Woodland Venture Fund (“Woodland Fund”), and Woodland Services Corp. (“Woodland Services”) with the Securities and Exchange Commission (“SEC”), as well as certain other information.  Consists of (i) 706,000 shares of common stock held by Mr. Rubenstein, (ii) 187,900 shares of common stock held by Brookwood, (iii) 131,323 shares of common stock held by Seneca, (iv) 793,000 shares of common stock held by Woodland Partners, (v) 436,800 shares of common stock held by Woodland Venture, (vi) 100,000 shares of common stock held by the Barry Rubenstein Rollover IRA account, (vii) 35,000 shares of common stock held by the Barry Rubenstein IRA account, (viii) 100,000 shares of common stock held in a joint account by Barry Rubenstein and Marilyn Rubenstein, Mr. Rubenstein’s spouse, and (ix) 1,258 shares of common stock held by Marilyn Rubenstein. Mr. Rubenstein disclaims beneficial ownership of the securities held by Brookwood, Seneca, Woodland Partners, Woodland Fund, Woodland Services, and Mr. Rubenstein’s spouse, Marilyn Rubenstein, except to the extent of his respective equity interest therein.

5.
Based upon information contained in the Woodland 13G and certain other information.  Consists of (i) 1,258 shares of common stock held by Mrs. Rubenstein, (ii) 187,900 shares of common stock held by Brookwood, (iii) 131,323 shares of common stock held by Seneca, (iv) 793,000 shares of common stock held by Woodland Partners, (v) 436,800 shares of common stock held by Woodland Venture, (vi) 100,000 shares of common stock held in a joint account by Marilyn Rubenstein and Barry Rubenstein, Mrs. Rubenstein’s spouse, (vii) 100,000 shares of common stock held by the Barry Rubenstein Rollover IRA account, (viii) 35,000 shares of common stock held by the Barry Rubenstein IRA account, and (ix) 706,000 shares of common stock held by Barry Rubenstein. Mrs. Rubenstein disclaims beneficial ownership of the securities held by Brookwood, Seneca, Woodland Partners, Woodland Fund, Woodland Services, and Mrs. Rubenstein’s spouse, Barry Rubenstein, except to the extent of her respective equity interest therein.

6.
Based on information contained in Forms 4 filed by Mr. Bock and certain other information.  Consists of (i) 1,650 shares of common stock held by Mr. Bock, (ii) 13,350 shares of restricted stock, and (iii) 63,300 shares of Common Stock issuable upon exercise of options that are currently exercisable or that will be exercisable within 60 days of March 20, 2009.

7.
Based on information contained in Forms 4 filed by Mr. Carney and certain other information.  Consists of (i) 100 shares of common stock held by Mr. Carney, (ii) 13,350 shares of restricted stock and (iii) 76,600 shares of common stock issuable upon exercise of options that are currently exercisable or that will be exercisable within 60 days of March 20, 2009.

8.
Based on information contained in Forms 4 filed by Mr. Dolin and certain other information.  Consists of (i) 1,650 shares of common stock held by Mr. Dolin, (ii) 40,000 shares of common stock held by Northern Union Club, (iii) 13,350 shares of restricted stock, and (iv) 102,100 shares of common stock issuable upon exercise of options that are currently exercisable or that will be exercisable within 60 days of March 20, 2009. Mr. Dolin is a general partner of Mordo Partners, which is a general partner of Northern Union Club. Mr. Dolin disclaims beneficial ownership of the securities held by Northern Union Club, except to the extent of his equity interest therein.

9.
Based on information contained in Forms 4 filed by Mr. Fischer and certain other information.  Consists of (i) 1,650 shares of common stock held by Mr. Fisher, (ii) 13,350 shares of restricted stock and (iii) 106,600 shares of common stock issuable upon exercise of options that are currently exercisable or that will be exercisable within 60 days of March 20, 2009. Excludes 1,000 shares of common stock held by Mr. Fischer as a custodian for his daughter. Mr. Fischer disclaims beneficial ownership of the securities held as a custodian for his daughter, except to the extent of his equity interest therein.

10.
Based on information contained in Forms 4 filed by Mr. Kaufman and certain other information. Consists of (i) 1,650 shares of common stock held by Mr. Kaufman, (ii) 13,350 shares of restricted stock and (iii) 63,300 shares of common stock issuable upon exercise of options that are currently exercisable or that will be exercisable within 60 days of March 20, 2009.

11.
Based on information contained in Forms 4 filed by Mr. Lam and certain other information.  Consists of (i) 19,377 shares of common stock held by Mr. Lam, (ii) 20,435 shares of common stock held by Mr. Lam’s spouse, (iii) 115,560 shares of restricted stock and (iv) 205,000 shares of common stock issuable upon exercise of options that are currently exercisable or that will be exercisable within 60 days of March 20, 2009.

12.
Based on information contained in Forms 4 filed by Mr. Weber and certain other information.  Consists of (i) 22,440 shares of common stock held by Mr. Weber, (ii) 115,560 shares of restricted stock and (iii) 121,479 shares of common stock issuable upon exercise of options that are currently exercisable or that will be exercisable within 60 days of March 20, 2009.

13.
Based on information contained in Forms 4 filed by Mr. Wu and certain other information.  Consists of (i) 146,460 shares of common stock held by Mr. Wu, (ii) 115,560 shares of restricted stock and (iii) 124,284 shares of common stock issuable upon exercise of options that are currently exercisable or that will be exercisable within 60 days of March 20, 2009.

14.
Consists of (i) 9,862,172 shares of common stock held by all directors, nominees for director and executive officers as a group, (ii) 413,430 shares of restricted stock, and (iii) 862,663 shares of common stock issuable upon exercise of options that are currently exercisable or that will be exercisable within 60 days of March 20, 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of Forms 3, 4, and 5, and amendments thereto furnished to the Company during the fiscal year ended December 31, 2008, the Company is not aware of any director, officer, or beneficial owner of more than 10 percent of any class of Company equities who failed to file on a timely basis any reports required by Section 16(a) of the Exchange Act, during the fiscal year ended December 31, 2008.

BOARD OF DIRECTORS

Independence

In accordance with the Company’s Corporate Governance Guidelines, and the Nasdaq Stock Market corporate governance listing standards (the “Nasdaq Standards”), a majority of the Company’s directors must be independent as determined by the Board. In making its independence determinations for directors, the Board looks to the Nasdaq Standards.

Under the Nasdaq Standards, a director is independent if: the director is not employed, nor is the director a family member of anyone employed, by the Company or any parent or subsidiary; the director is not, and does not have a family member who is, a partner of the Company’s outside auditor or a former partner or employee of the outside auditor who worked on the Company’s audit during the past three years; the director has not, and does not have a family member who has, accepted more than $120,000 during the current or past three fiscal years from the Company or any of its affiliates; the director is not, nor is any family member of the director, a partner in, or a controlling stockholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services that exceed five percent of the recipient’s consolidated gross revenues or $200,000, whichever is more; and the director is not, and does not have any family member who is, an executive officer of another company where any of the Company’s executive officers serve on the other company’s compensation committee.

The Board of Directors currently consists of six directors, five of whom, Messrs. Bock, Carney, Dolin, Fischer, and Kaufman are independent. Mr. Huai is a non-independent management director who does not sit on any of our Board committees.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

The Company’s bylaws authorize the Board of Directors to fix the number of directors and provide that the directors shall be divided into three classes, with the classes of directors serving for staggered, three-year terms. Currently, the number of members of the Board of Directors is six.

The Company’s nominating procedures, including procedures for director candidates proposed to be nominated by stockholders, and director qualifications, are set forth below.

Steven Bock and Patrick Carney were nominated by the Company’s Nominating and Corporate Governance Committee as the Board of Directors’ nominees for director. Mr. Bock and Mr. Carney are currently directors of the Company. Each would be elected for a full three-year term. It is proposed that Mr. Bock and Mr. Carney be elected to serve until the Annual Meeting of Stockholders to be held in 2012 and until their successors are elected and shall have qualified.

Unless authority is specifically withheld, proxies will be voted for the election of each of the nominees below to serve as a director of the Company for a term which will expire at the Company’s 2012 Annual Meeting of Stockholders and until a successor is elected and qualified. If any one or more of such nominees should for any reason become unavailable for election, the persons named in the accompanying form of proxy may vote for the election of such substitute nominees as the Board of Directors may propose. The accompanying form of proxy contains a discretionary grant of authority with respect to this matter.

Name	Position	Age	Director Since
Steven L. Bock	Director Nominee	55	2005
Patrick B. Carney	Director Nominee	44	2003

Steven L. Bock has been CEO and President of Rotobrush International LLC, a market leader in providing businesses and entrepreneurs with unique opportunities in integrated indoor air quality and energy efficiency services and products, since October 2005. He is also a member of Rotobrush’s Supervisory Committee. Mr. Bock was Chairman of the Board and CEO of Unger Software Corporation from December 2002 until January 2007. He was also the President of Unger Software from October 2002 to October 2005. Prior to joining Unger Software, Mr. Bock was a consultant to early-stage companies. He served as a Director and Interim Chief Operating Officer of B2BVideo Network from November 2001 to May 2002. From December 1990 through July 2000, Mr. Bock was Chairman, Chief Executive Officer and President of Specialty Catalog Corp., a direct marketer targeting niche consumer product categories through a variety of catalogs and E-commerce web sites. Prior to joining Specialty Catalog, Mr. Bock was an officer at investment holding and management firms and was a partner of a law firm. Mr. Bock holds a B.S. from the State University of New York at Albany, and a J.D. from Harvard Law School. Mr. Bock has been a director of the Company since January 2005.

Patrick B. Carney has been a Vice President of Melillo Consulting, Inc., a solutions oriented systems integrator, since October 2006, and a General Manager since April 1, 2005. From November 2004, through March 2005, Mr. Carney was an independent consultant to senior management and senior IT executives. From October 2003, through October 2004, Mr. Carney was the Chief Technology Officer for Barr Laboratories Inc., a specialty pharmaceutical company. From August 2000 through July 2003 he served as the Chief Information Officer for the North Shore – Long Island Jewish Health System where he was responsible for strategic IS planning and managing the IS and Telecommunications operations throughout the Health System. From 1995 to July 2000, Mr. Carney was the Vice President & Chief Information Officer for Staten Island University Hospital. Mr. Carney’s career also includes IT management experience in other industries as he was also the Director of Information Systems for ABB Power Generation Inc., a subsidiary of the Zurich-based Asea Brown Boveri, and also held positions at KPMG Peat Marwick, Wang Laboratories, and IBM Corporation. Mr. Carney received a BS degree from Manhattan College. Mr. Carney has been a director of the Company since May 2003.

The names of the directors, whose terms expire at the 2010 and 2011 Annual Meetings of Stockholders of the Company, who are currently serving their terms, are set forth below:

Name	Position	Age	Director Since
Lawrence S. Dolin	Director	65	2001
Steven R. Fischer	Director	63	2001
ReiJane Huai	Director	50	2001
Alan W. Kaufman	Director	70	2005

Lawrence S. Dolin has been Chairman, President and Chief Executive Officer of Noteworthy Medical Systems, Inc., a provider of computerized patient record software, since January 2000. Since January 1996, Mr. Dolin has been a general partner of Mordo Partners, an investment management partnership. Since 1981, Mr. Dolin has served as a director of Morgan’s Foods, Inc., which owns, through wholly-owned subsidiaries, KFC restaurants, Taco Bell restaurants and Pizza Hut restaurants. Mr. Dolin holds a B.A. from Case Western Reserve University and a J.D. from Case Western Reserve University. Mr. Dolin has been a director of the Company since August 2001, and his term as a director of the Company expires in 2010.

Steven R. Fischer is a private investor.  He was President of Capital One Leverage Finance Corp. and its predecessor entity since July 2004. From February 2004 until July 2004, he was a consultant to financial institutions. From 1992 to February 2004, he held multiple executive management and financial positions, including most recently President, with Transamerica Business Capital Corporation, a member of the Transamerica Finance Corporation family of companies, specializing in secured lending for mergers, acquisitions and restructurings. From 1981 to 1992, he served as Vice President and Regional Manager of Citibank, N.A. Since 1995, he has served as a director of ScanSource, Inc., a value-added distributor of POS and bar code products. Beginning in 2001 he served on the board of advisors of Keltic Financial LLC., a privately held finance company that funds middle market companies. He holds a B.S. in Economics and Accounting from Queens College and an M.B.A. from Baruch College.  Mr. Fischer has been a director of the Company since August 2001, and his term as a director of the Company expires in 2011.

ReiJane Huai has served as President and Chief Executive Officer of the Company and its predecessor since December 2000 and has served as Chairman of the Board of the Company since August 2001. Mr. Huai also served as a director of the Company’s predecessor from July 2000 to August 2001. Mr. Huai came to the Company with a career in software development and management. As executive vice president and general manager, Asia, for Computer Associates International, Inc., he was responsible for sales, marketing and the development of strategic joint ventures in the region. Mr. Huai joined Computer Associates in 1996 with its acquisition of Cheyenne Software, Inc., where he was president and chief executive officer. Mr. Huai joined Cheyenne Software, Inc., in 1985 as manager of research and development of ARCserve, the industry’s first storage management solution for the client/server environment. Mr. Huai received a master’s degree in computer science from the State University of New York at Stony Brook in 1985. Mr. Huai has been a director of the Company since August, 2001, and his term as a director of the Company expires in 2010.

Alan W. Kaufman has been a director of Appfluent Technologies since October 2002. He was a director of NetIQ Corporation from August 1997 until its merger with Attachment Corporation in August 2006. Mr. Kaufman served as a director of QueryObject Systems Corp. from October 1997 to March 2002. He also served as QueryObject Systems’ Chairman of the Board from May 1998 to October 1999, and as President and Chief Executive Officer from October 1997 to December 1998, when he retired. From December 1996 to October 1997, Mr. Kaufman was an independent consultant. From April 1986 to December 1996, Mr. Kaufman held various positions at Cheyenne Software, most recently as Executive Vice President of Worldwide Sales. Mr. Kaufman was the founding president of the New York Software Industry Association. He is on the Advisory Board of the CUNY (City University of New York) Institute for Software Design and Development. Mr. Kaufman holds a B.S. in electrical engineering from Tufts University. Mr. Kaufman has been a director of the Company since May 2005, and his term as a director expires in 2011.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES.

Meetings

The Board of Directors met on eleven occasions during the fiscal year ended December 31, 2008.  In addition to the meetings, the members of the Board of Directors sometimes take action by unanimous written consent in lieu of a meeting, which is permitted. All Directors attended at least 75% of the meetings of the Board of Directors.

Committees

The Board of Directors currently has three committees: the Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee. Each of these committees has a charter. These charters are available on the Company’s website at:
http://www.falconstor.com/en/pages/index.cfm?pn=Committees&bhfv=2&bhfx=10.0%20r12&bhqs=1.

Audit Committee

The Audit Committee consists of Messrs. Bock, Dolin, and Fischer (Chair). The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the qualifications and independence of the independent registered public accounting firm engaged to audit the Company’s consolidated financial statements, (3) the performance of the Company’s internal audit function and independent auditors, (4) the integrity of management and information systems and internal controls, and (5) the compliance by the Company with legal and regulatory requirements.

Each member of the Audit Committee is required to be “independent” as defined in the Nasdaq Standards and in Section 301of the Sarbanes-Oxley Act of 2002 (the “Act”) and Rule 10A-3 of the Securities Exchange Act of 1934, as amended. The Board has determined that each member of the Audit Committee is “independent” under these standards. In addition, the Board has determined that, as required by the Nasdaq Standards, each member of the Audit Committee was able to read and to understand financial statements at the time of his appointment to the Audit Committee.

The Board has further determined that Mr. Fischer meets the definition of “audit committee financial expert,” and therefore meets comparable Nasdaq Standard requirements, because he has an understanding of financial statements and generally accepted accounting principles (“GAAP”); has the ability to assess GAAP in connection with the accounting for estimates, accruals, and reserves; has experience in analyzing and evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements; has an understanding of internal controls and procedures for financial reporting; and has an understanding of audit committee functions. Mr. Fischer acquired these attributes through education and experience consistent with the requirements of the Act.

The Audit Committee met five times during the fiscal year ended December 31, 2008. All members of the Audit Committee attended at least 75% of the meetings of the committee during the fiscal year ended December 31, 2008.

The Company’s Board of Directors has adopted, and annually reviews, an Audit Committee Charter and Guidelines for Pre-Approval of Independent Auditor Services.

Compensation Committee

The Compensation Committee consists of Messrs. Carney, Dolin (Chair) and Kaufman. The Compensation Committee is appointed by the Board (i) to discharge the responsibilities of the Board relating to compensation of the Company's executives, (ii) to produce the annual report that is required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement, and (iii) to administer, and to approve awards under, the Company’s equity-based compensation plans for employees. Under the Compensation Committee Charter, all members of the Compensation Committee are required to be “independent” as defined in the Nasdaq Standards. The Board has determined that all of the current members of the Compensation Committee are “independent” under these standards.

The Compensation Committee met seventeen times during the fiscal year ended December 31, 2008. All members of the Compensation Committee attended at least 75% of the meetings of the committee during the fiscal year ended December 31, 2008.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Messrs. Bock, Carney (Chair), Fischer and Kaufman. The Nominating and Corporate Governance Committee is appointed by the Board: (i) to identify individuals qualified to become Board members, (ii) to recommend to the Board director candidates for each annual meeting of stockholders or as necessary to fill vacancies and newly created directorships and (iii) to perform a leadership role in shaping the Company's corporate governance policies, including developing and recommending to the Board a set of corporate governance principles. Under the Nominating and Corporate Governance Committee Charter, all members of the Nominating and Corporate Governance Committee are required to be “independent” as defined in the Nasdaq Standards. The Board has determined that all of the current members of the Nominating and Corporate Governance Committee are “independent” under these standards.

The Nominating and Corporate Governance Committee met three times during the fiscal year ended December 31, 2008. All members of the Nominating and Corporate Governance Committee attended at least 75% of the meetings of the committee during the fiscal year ended December 31, 2008.

Nominating Procedures and Director Qualifications

The Nominating and Corporate Governance Committee has adopted the following policies regarding nominations and director qualifications:

I.              Consideration of Nominees Recommended by Stockholders

The Committee recognizes that qualified candidates for nomination for Director can come from many different sources, including from the Company’s stockholders. The Committee will therefore consider any nominee who meets the minimum qualifications set forth below.

To propose a nominee, a stockholder must provide the following information:

1.	The stockholder’s name and, if different, the name of the holder of record of the shares.

2.	The stockholder’s address and telephone number.

3.	The name of the proposed nominee.

4.	The address and phone number of the proposed nominee.

5.	A listing of the proposed nominee’s qualifications.

6.	A statement by the stockholder revealing whether the proposed nominee has assented to the submission of her/his name by the stockholder.

7.	A statement from the stockholder describing any business or other relationship with the nominee.

8.	A statement from the stockholder stating why the stockholder believes the nominee would be a valuable addition to the Company’s Board of Directors.

The stockholder should submit the required information to:

Nominating and Corporate Governance Committee
c/o General Counsel
FalconStor Software, Inc.
2 Huntington Quadrangle
Suite 2S01
Melville, NY  11747

With a copy to:

Director Human Resources
FalconStor Software, Inc.
2 Huntington Quadrangle
Suite 2S01
Melville, NY  11747

If any information is missing, the proposed nominee will not be considered.

II.           Qualifications for Candidates

 The Committee believes that the Company and its stockholders are best served by having directors from diverse backgrounds who can bring different skills to the Company. It is therefore not possible to create a rigid list of qualifications for Director candidates. However, absent unique circumstances, the Committee expects that each candidate should have the following minimum qualifications:

•
Substantial experience with technology companies. This experience may be the result of employment with a technology company or may be gained through other means, such as financial analysis of technology companies;

•	The highest level of personal and professional ethics, integrity and values;

•	An inquiring and independent mind;

•	Practical wisdom and mature judgment;

•	Expertise that is useful to the Company and complementary to the background and experience of other Board members, so that an optimal balance of Board members can be achieved and maintained;

•	Willingness to devote the required time to carrying out the duties and responsibilities of Board membership;

•	Commitment to serve on the Board for several years to develop knowledge about the Company's business;

•	Willingness to represent the best interests of all stockholders and to objectively appraise management performance; and

•	Involvement only in activities or interests that do not conflict with the director's responsibilities to the Company and its stockholders.

At any time, the Committee may be looking for director candidates with certain qualifications or skills to replace departing directors or to complement the skills of existing directors and to add to the value of the Board of Directors.

III.           Identification and Evaluation of Candidates

Candidates for director may come from many different sources including, among others, recommendations from current directors, recommendations from management, third-party search organizations, and stockholders.

In each instance, the Committee will perform a thorough examination of the candidate. An initial screening will be performed to ensure that the candidate meets the minimum qualifications set forth above and has skills that would enhance the Board of Directors. Following the initial screening, if the candidate is still viewed as a potential nominee, the Committee will perform additional evaluations including, among other things, some or all of the following: Detailed resume review; personal interviews; interviews with employer(s); and interviews with peer(s).

All candidates will be reviewed to determine whether they meet the independence standards of the Nasdaq Standards. Failure to meet the independence standards may be a disqualifying factor based on the Board of Director’s composition at the time. Even if failure to meet the independence standards is not by itself disqualifying, it will be taken into account by the Committee in determining whether the candidate would make a valuable contribution to the Board of Directors.

Director Compensation

Directors who are also employees receive no compensation for serving on the Company’s Board of Directors. Non-employee directors are reimbursed for all travel and other expenses incurred in connection with attending Board and Committee meetings.

From 2001 through 2006, the Company’s outside directors were compensated for regular activities solely with options to purchase Company Common Stock. Based on a review it conducted in the first quarter of 2007, the Company’s Compensation Committee believed it was appropriate to make a change in the types of compensation payable to the outside directors. It was determined to pay fees to directors in a combination of cash and equity.

The cash fee for outside directors is set at a base amount of $26,500 per director. The chairperson of the Audit Committee receives an additional $10,000 per annum and the chairperson of any other Board committee receives an additional $5,000 per annum. In addition, outside directors receive $3,000 per annum for each committee on which they serve in a capacity other than chairperson. Cash director fees are paid quarterly in arrears. Because all directors are expected, absent unusual circumstances, to attend all meetings of the Board and all meetings of the committees on which they serve, outside directors typically do not receive any payment based on attendance at meetings. If circumstances require an unusually large number of meetings, the Company may compensate outside directors with additional cash in recognition of the increased time devoted to Company matters.

In May 2007, the Company’s stockholders approved the FalconStor Software, Inc., 2007 Outside Directors Equity Compensation Plan, and they amended that plan in May 2008 (as amended, the “2007 Plan”). Under the 2007 Plan, outside directors receive annual grants of 10,000 shares of restricted Company Common Stock. The restricted stock is granted on the date of the Company’s Annual Meeting of Stockholders and will vest 33% on the first anniversary of grant, 33% on the second anniversary of grant, and 34% on the third anniversary of grant, as long as the director has served the full period between each Annual Meeting of Stockholders. In addition, in the event that an outside director is unable to continue service on the Board due to death, disability or a significant health issue, or if, upon the expiration of an outside director’s term, the outside director indicates his or her desire to be nominated as a director for an additional term, but is not so nominated by the Company, then all restrictions on unvested shares of restricted stock shall lapse on the last day the outside director is a Company director.

In the first quarter of 2008, the Compensation Committee reviewed the directors fee structure and determined that the equity portion of the outside directors compensation should be paid only in shares of restricted stock, rather than in a combination of restricted stock and stock options. The Compensation Committee determined that the goals of attracting and retaining qualified directors, and aligning the interests of directors with other stockholders would be best served by this change. As a result, the 2007 Plan was amended to provide that outside directors receive as equity compensation an automatic annual grant of 10,000 shares of restricted stock. The restricted stock is granted on the date of the Company’s Annual Meeting of Stockholders and vests 33% on the first anniversary of grant, 33% on the second anniversary of grant, and 34% on the third anniversary of grant, as long as the director has served the full period between each Annual Meeting of Stockholders. In addition, in the event that an outside director is unable to continue service on the Board due to death, disability or a significant health issue, or if, upon the expiration of an outside director’s term, the outside director indicates his or her desire to be nominated as a director for an additional term, but is not so nominated by the Company, then all restrictions on unvested shares of restricted stock lapse on the last day the outside director is a Company director.  These amendments were approved by the Company’s stockholders at the 2008 Annual Meeting of Stockholders.

The table below sets forth the compensation received by our non-employee directors for the year 2008.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards (3)	Total

Steven L. Bock (4)	$32,500	$36,464	$24,832	$93,796

Patrick B. Carney (5)	$34,500	$36,464	$47,637	$118,601

Lawrence S. Dolin (6)	$34,500	$36,464	$47,637	$118,601

Steven R. Fischer (7)	$39,500	$36,464	$47,637	$123,601

Alan W. Kaufman (8)	$32,500	$36,464	$47,278	$116,242

(1)	Fees were earned in 2008 and paid in both 2008 and 2009.

(2)
The Company granted 5,000 shares of restricted stock to each non-employee director on May 8, 2007 at a grant date fair value of $11.10 per share, that vest over three-years at 33%, 33% and 34%, respectively. As of December 31, 2008, 33% or 1,650 shares of restricted stock vested from the May 8, 2007 grant. The Company granted 10,000 shares of restricted stock to each non-employee director on May 8, 2008 at a grant date fair value of $8.30 per share, that vest over three-years at 33%, 33% and 34%, respectively. The dollar amounts in the table represent the compensation cost associated with this award during 2008 in accordance with Statement of Financial Accounting Standards (“SFAS”) 123(R).

(3)
The dollar amounts represent the compensation costs associated with unvested stock option awards recognized in 2008 in accordance with SFAS 123(R), from current and prior year’s awards. Stock option awards granted under the 2004 Outside Directors Stock Option Plan (the “2004 Plan”) vest one-third on the first anniversary of the date of grant, and one twenty-fourth of the remainder vests each month thereafter for twenty-four months. Option awards from the 2007 Plan vest over a three-year period at 33%, 33% and 34%, respectively on the anniversary of the date of grant.

(4)
As of December 31, 2008, the option and/or restricted stock awards outstanding for Mr. Bock total 78,350 shares, of which 60,000 shares were granted from the 2004 Plan and 18,350 shares were granted from the 2007 Plan.

(5)
As of December 31, 2008, the option and/or restricted stock awards outstanding for Mr. Carney totaled 93,350 shares, of which 20,000 shares were granted from the 1994 Outside Directors Plan, 40,000 shares were granted from the 2004 Plan, and 23,350 shares were granted from the 2007 Plan. Mr. Carney also has 10,000 option awards outstanding from the 2000 Stock Option Plan, which were awarded to Mr. Carney as an independent outside consultant in 2002, prior to serving on the Company’s Board of Directors.

(6)
As of December 31, 2008, the option and/or restricted stock awards outstanding for Mr. Dolin totaled 118,850 shares, of which 50,500 shares were granted from the 1994 Outside Directors Plan, 45,000 shares were granted from the 2004 Plan, and 23,350 shares were granted from the 2007 Plan.

(7)
As of December 31, 2008, the option and/or restricted stock awards outstanding for Mr. Fischer totaled 123,350 shares, of which 55,000 shares were granted from the 1994 Outside Directors Plan, 45,000 shares were granted from the 2004 Plan, and 23,350 shares were granted from the 2007 Plan.

(8)
As of December 31, 2008, the option and/or restricted stock awards outstanding for Mr. Kaufman totaled 78,350 shares, of which 60,000 shares were granted from the 2004 Plan and 18,350 shares were granted from the 2007 Plan.

On March 26, 2009, the Board of Directors awarded options to purchase 25,000 shares of common stock to each of the outside directors.  The options vest 33% on each of the first two anniversaries of the award and 34% on the third anniversary of the award, as long as the outside director is a Company director, officer, employee or consultant on the date of vesting.  The options were priced at the closing price for the Company’s common stock on the NASDAQ Global Market on the date of the grant and the options expire after ten years.  The award was made to retain the outside directors.

Contacting the Board of Directors

Stockholders and others may contact FalconStor’s Board of Directors by sending a letter to:

Board of Directors
FalconStor Software, Inc.
2 Huntington Quadrangle, Suite 2S01
Melville, NY  11747

or by clicking on the “Contact FalconStor’s Board of Directors” link on the FalconStor Corporate Governance home page at:
http://www.falconstor.com/en/forms/index.cfm?pn=ContactBoard&bhfv=2&bhfx=10.0%20r12&bhqs=1.

Communications directed to the Board of Directors are screened by the Company’s Legal and/or Investor Relations departments. Routine requests for Company information are handled by the appropriate Company department. Other communications are reviewed to determine if forwarding to the Board of Directors is necessary or appropriate. The Board of Directors receives a quarterly summary of all communications that are not forwarded to the Board’s attention. All communications are kept on file for one year for any Director who wishes to view them.

Attendance at Annual Meetings

The Company’s policy is that, except for unusual circumstances, all board members should attend the Company’s Annual Meetings of Stockholders. All board members attended the Company’s 2008 Annual Meeting of Stockholders.

MANAGEMENT

Executive Officers of the Company

The following table contains the names, positions and ages of the executive officers of the Company who are not directors.

Name	Position	Age
Wayne Lam	Vice President, Co-Founder	45
James Weber	Chief Financial Officer, Treasurer and Vice President	38
Bernard Wu	Vice President, Business Development	51

Wayne Lam has served as a vice president of the Company and its predecessor entity since April 2000. Mr. Lam has more than 15 years of software development and corporate management experience. As vice president at Computer Associates, he held various roles in product marketing, business development and product development. Mr. Lam joined Computer Associates in 1996 with its acquisition of Cheyenne Software, where he held various positions including general manager of Cheyenne Software Netware Division, director of business development, and head of Cheyenne Communications, a business development unit focusing on communication software. From 1989 to 1993 he was co-founder and chief executive officer of Applied Programming Technologies, where he managed all aspects of its operations and development projects. From 1987 to 1989 he was vice president of engineering at Advanced Graphic Applications, where he managed the development of PC-based document management systems and optical storage device drivers. Mr. Lam has a B.E. in Electrical Engineering from Cooper Union, where he was involved with a privately funded research project studying the feasibility of building paperless offices using optical storage devices. The success of the project led to the formation of Advanced Graphic Applications.

James Weber has served as Chief Financial Officer, Treasurer and a Vice President since February 2004. Mr. Weber has over 10 years of financial, accounting and management experience. Prior to becoming Chief Financial Officer, Mr. Weber served as worldwide Corporate Controller of the Company and its predecessor entity since April 2001. From 1998 through 2001, Mr. Weber served as Corporate Controller for theglobe.com, an Internet community. Before joining theglobe.com, Mr. Weber had been an audit manager with KPMG and had several years of public accounting experience. Mr. Weber is a Certified Public Accountant in the State of New York and received his Bachelor of Science degree in accounting from Fordham University.

Bernard Wu has served as Vice President of Business Development of the Company and its predecessor entity since November 2000. From 1998 to October 2000, Mr. Wu was Senior Vice President of sales and marketing for the Internet Outsourcing Division of Trend Micro, a leading Internet security software company. Mr. Wu had worldwide responsibility for defining, launching, and managing OEM, service, and alliance partnerships with ISPs, ASPs, telecommunication carriers, and other software companies for the purpose of offering network-based security services. Prior to that, Mr. Wu had 15 years’ experience in various executive and managerial positions at companies such as Intel, Seagate, Conner Peripherals, and Computer Associates/Cheyenne in areas including product development, marketing, and OEM/channel sales of RAID, optical, and tape-based storage management software and subsystems. In 1996 he co-authored a patent in the area of SCSI enclosure management services which has been widely adopted in the industry. Mr. Wu has a BS/MS in engineering from the University of California at Berkeley and an MBA from University of California at Los Angeles Anderson School of Management.

EXECUTIVE COMPENSATION

A.  COMPENSATION DISCUSSION AND ANALYSIS

This section discusses the compensation programs for our Chief Executive Officer, our Chief Financial Officer, and our other Executive Officers (each a “Named Executive Officer” or “NEO”).

Roles and Responsibilities

Our Compensation Committee is responsible for, among other things, the establishment and review of compensation policies and programs for our Named Executive Officers and ensuring that these NEOs are compensated in a manner consistent with the objectives and principals set forth below.

The Compensation Committee makes all compensation decisions for our Named Executive Officers. The Committee is responsible for negotiating the terms of an employment agreement with our Chief Executive Officer and for annually evaluating his performance. Our Chief Executive Officer annually reviews the performance of each of the other NEOs and presents to the Compensation Committee his recommendations, including salary adjustments and incentive compensation. The Compensation Committee may exercise its discretion in modifying any recommended salary adjustments or awards to these executives. The Committee also considers benchmark competitive compensation market data, the compensation of other Company executives, and the Named Executive Officers’ levels of responsibility, prior experience, breadth of knowledge and job performance when making compensation decisions for all of our Named Executive Officers.

The role of Company management is to provide reviews and recommendations for the Compensation Committee’s consideration and to manage operational aspects of the Company’s compensation programs, policies, and governance. Direct responsibilities include, but are not limited to, (i) providing an ongoing review of the effectiveness of the compensation programs, including competitiveness and alignment with the Company’s objectives, (ii) recommending changes, if necessary, to ensure achievement of all program objectives and (iii) recommending equity awards for officers and employees. Management also prepares tally sheets which set out all components of total compensation for our Named Executive Officers, including salary, incentive compensation and outstanding equity awards. The Compensation Committee reviews and considers these tally sheets in making compensation decisions for our Named Executive Officers.

Compensation Objectives

For all Named Executive Officers, compensation is intended to be performance-based. Our Compensation Committee believes that compensation paid to executive officers should be closely aligned with our performance on both a short-term and long-term basis to create value for shareholders, and that such compensation should assist us in attracting and retaining key executives critical to our long-term success.

In establishing compensation for our Named Executive Officers, the following are the Compensation Committee's objectives:

•	Attract and retain individuals of superior ability and managerial talent;

•	Ensure officers’ compensation is aligned with our corporate strategies and business objectives, and the long-term interests of our stockholders; and

•
Enhance the officers' incentive to maximize stockholder value, as well as promote retention of key people, by providing a portion of total compensation for management in the form of direct ownership in us through stock options and grants of restricted stock.

To achieve these objectives, our overall compensation program aims to pay our Named Executive Officers competitively, consistent with our success and their contribution to that success. To accomplish this we rely on programs that provide compensation in the form of both cash and equity. Although our Compensation Committee has not adopted any formal guidelines for allocating total compensation between cash and equity, the Compensation Committee considers the balance between providing short-term incentives and long-term parallel investment with stockholders to align the interests of management with stockholders.

Consultants and Benchmarking

We have not retained a compensation consultant to review our policies and procedures with respect to executive compensation, although the Compensation Committee may elect to retain such a consultant in the future if it determines that so doing would be helpful in developing, implementing or maintaining compensation plans.

The Compensation Committee conducts an annual review of the aggregate level of our executive compensation, as well as the mix of elements used to compensate our Named Executive Officers. In addition, the Compensation Committee takes into account input from other independent members of our board of directors.  From time to time, the Compensation also considers, to the extent available, publicly available data relating to the compensation practices and policies of other companies within and outside our industry. The Compensation Committee compares our executive compensation against the compensation paid by these peer companies. While such comparisons may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of our business and objectives that may be unique to us, we generally believe that gathering this information is another tool that can be used as part of our compensation-related decision-making process.

Although generally we believe that executive base salaries should be targeted taking into consideration the median of the range of salaries for executives in similar positions at comparable companies, we recognize that, to attract, retain and motivate key individuals, such as the Named Executive Officers, the Compensation Committee may determine that it is in our best interests to negotiate total compensation packages with our Named Executive Officers that may deviate from the general principle of targeting total compensation at the median level for the peer group. Actual pay for each Named Executive Officer is determined around this structure, driven by the performance of the Named Executive Officer over time, as well as our annual performance.

Elements of Compensation

Base Salary

Base salaries for our executive officers are established based on the scope of their responsibilities and individual experience, taking into account competitive market compensation paid by the benchmark companies. Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. Mr. Huai’s base salary is determined by the terms of his employment agreement, as more fully described under the heading “Narrative Discussion to Summary Compensation Table,” below.  Base salaries for the other Named Executive Officers may also be adjusted periodically to take into account performance-based compensation.

Performance-Based Compensation

We structure our annual incentive program to reward executive officers based on our performance and the individual executive's contribution to that performance. This allows executive officers to receive such compensation based on the results that they helped us to achieve in the previous year.

Mr. Huai’s performance-based compensation is determined based on a formula found in his employment agreement with the Company as is further discussed below under the heading “Employment Agreement.”

From time to time, we will consider the payment of discretionary bonuses to our executive officers on an annual basis after the close of each fiscal year. Bonuses will be determined based, first, upon the level of achievement of our strategic and operating goals and, second, upon the level of personal achievement by participants. The achievement of our goals includes, among other things, our performance as measured by the operating results of the Company and the quality of our products. The achievement of personal goals includes the actual performance of the department of the Company for which the executive officer has responsibility as compared to the planned performance, other individual contributions, the ability to manage and motivate employees and the achievement of assigned projects. Despite achievement of personal goals, bonuses might not be given based upon our performance. Discretionary bonuses granted for performance in 2008 are discussed under the heading “Narrative Discussion to Summary Compensation Table," below.

Discretionary Long-Term Equity Incentive Awards

The Compensation Committee is responsible for determining the individuals who will be granted options and/or restricted shares, the number of options and/or restricted shares each individual will receive, and the terms of the options or restricted shares, including the exercise period of each option, and the vesting period of each option and/or restricted share. The number of stock options and/or restricted shares granted to each executive officer is determined by the Compensation Committee based upon several factors, including the executive officer's salary grade, performance and the value of the stock options and/or restricted shares at the time of grant. We grant options at the fair market value of the underlying stock on the date of grant.  Discretionary long-term incentive awards granted to the Named Executive Officers are discussed under the heading “Narrative Discussion to Summary Compensation Table," below.

Medical Insurance

 We provide to each executive officer, and to the executive officer's spouse and children, such medical and dental insurance as we may from time to time make available to our other full-time employees. All officers and full-time employees, regardless of position, receive medical and dental insurance on the same terms.

Life and Disability Insurance

Prior to 2007, we provided long-term disability insurance to all of our full-time employees.  Beginning in 2007, we provided both life insurance and long-term disability insurance. We provide each executive officer such disability and/or life insurance as we in our sole discretion may from time to time make available to our other full-time employees. All officers and full-time employees, regardless of position, receive the life and long-term disability insurance on the same terms.

Employment Agreements

We have an employment agreement with our Chief Executive Officer. We do not have employment agreements with any other Named Executive Officers.

The employment agreement with Mr. Huai is used by the Company to establish key elements of the agreement between the Company and Mr. Huai, including the proposed minimum period of employment and the fundamental elements of compensation. The agreement also facilitates the creation of covenants, such as those regarding competition during after the employment period or limitations on the reasons for which Mr. Huai may be terminated, that would not otherwise be part of the employment relationship. The terms of the agreement with Mr. Huai are set out below in the section “Summary Compensation Table.”

Severance and Change in Control Agreements

The Named Executive Officers are each participants in the 2005 Key Executive Severance Protection Plan (the “2005 Plan”).  The terms of the 2005 Plan that provide the terms of our severance and change in control agreements are set out below in the section “Potential Payments Upon Severance or Change in Control.”

We created the 2005 Key Executive Severance Protection Plan because we wanted to insure the continuity of management if there was an actual or potential change in control event. The 2005 Plan provides peace of mind for the Named Executive Officers that their livelihoods will not be affected by the actual or potential change in control. This means that they will not be distracted by concerns for their own benefit during such an event. In addition, the 2005 Plan helps to attract and to retain the Name Executive Officers.

Mr. Huai’s employment agreement with the Company also contains certain severance provisions.  These provisions are discussed below in the  section “Potential Payments Upon Severance or Change in Control.”

2009 Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis section of the Company’s 2009 Proxy Statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2009 Proxy Statement.

Compensation Committee: Patrick B. Carney Lawrence S. Dolin Alan W. Kaufman

B.  Summary Compensation Table

			Bonus	Stock Awards	Option Awards	Non-Equity Incentive Compensation Plan
Name	Year	Salary	(1)	(2)	(3)	(4)	Total
ReiJane Huai	2008	$310,000	-	-	-	-	$310,000
Chairman and Chief	2007	$275,000	-			$360,133	$635,133
Executive Officer	2006	$275,000	-			$109,723	$384,723
(Principal Executive
Officer)

James Weber	2008	$250,000	$75,000	$138,365	$3,496	-	$466,861
Vice President and	2007	$235,000	-	$82,715	$212,654	$15,000	$545,369
Chief Financial Officer	2006	$190,000	-	$18,347	$231,910	$30,000	$470,257
(Principal Financial
Officer)

Wayne Lam	2008	$250,000	$75,000	$138,365	$4,754	-	$468,119
Vice President	2007	$235,000	-	$82,715	$289,210	$15,000	$621,925
	2006	$190,000	-	$18,347	$541,842	$25,000	$775,189

Bernard Wu	2008	$250,000	$75,000	$138,365	$91,764	-	$555,129
Vice President -	2007	$235,000	-	$82,715	$315,917	$15,000	$648,632
Busness Development	2006	$190,000	-	$18,347	$568,549	$30,000	$806,896

(1)	On March 9, 2009, the Compensation Committee awarded cash bonuses of $75,000 each to Messrs Weber, Lam and Wu to reward performance during 2008.

(2)
The Company granted 20,000 and 28,000 restricted stock awards on August 7, 2006 and August 7, 2007, respectively, to each of Messrs. Weber, Lam, and Wu. The dollar amounts in the table represent the total compensation expense recognized for each respective period in accordance with SFAS 123(R). The shares were granted on a discretionary basis and are subject to a three-year vesting period. Please refer to footnote 8 of the Company’s 2008 annual report filed on Form 10-K (which is included in the materials mailed with this Proxy Statement) for further information relating to all share-based awards.

(3)
The dollar amounts in the table represent the total compensation costs recognized for each respective period related to unvested stock option awards granted in prior years and recognized in accordance with SFAS 123(R). The stock options were granted on a discretionary basis and are subject to a three-year vesting period. Please refer to footnote 8 of the Company’s 2008 annual report filed on Form 10-K (which is included in the materials mailed with this Proxy Statement) for further information relating to all share-based awards.

(4)
During 2006, Messrs Weber, Lam and Wu earned cash bonuses of $30,000, $25,000 and $30,000, respectively. These cash bonuses were awarded under the incentive compensation program established by the Compensation Committee of the Company’s Board of Directors on August 7, 2006. Mr. Huai’s cash bonuses for 2007 and 2006 were awarded in accordance with the criteria set forth in the Second Amended and Restated Employment Agreement between the Company and Mr. Huai, dated November 7, 2005.  For more information, see the “Narrative Discussion to Summary Compensation Table,” below.

Narrative Discussion to Summary Compensation Table

ReiJane Huai

On December 31, 2007, the Company and Mr. Huai entered into an employment agreement for the period January 1, 2008 through December 31, 2010 (the “2008 Employment Agreement”). Mr. Huai’s base salaries for the term of the 2008 Employment Agreement will be as follows:

Calendar Year	Salary
2008	$310,000
2009	$341,000
2010	$375,100

           Under the 2008 Employment Agreement, Mr. Huai is eligible to receive annual bonuses if the Company’s net operating income exceeds the net operating income for the previous year. These bonuses are  equal to four percent of the Company’s net operating income, on a fiscal year basis. For purposes of determining net operating income, share-based compensation expense is excluded. The Compensation Committee also has the discretion to exclude other extraordinary, non-recurring or unusual items from the net operating income calculation. The bonus will be paid in shares of restricted stock, which will vest 33%, 33% and 34% on January 1st of each of the three years following the grant. The number of shares granted will be determined by dividing the bonus amount by the average daily price of the Company’s stock for the bonus year.

For the year ended December 31, 2008, the Company’s net operating income did not exceed net operating income for the year ended December 31, 2007, so Mr. Huai did not receive a bonus for the year 2008.

Under the 2008 Employment Agreement, Mr. Huai is also entitled to participate in all benefit programs generally available to Company employees. The 2008 Employment Agreement also allows Mr. Huai to continue to participate in the Company’s medical insurance program after his departure, provided that Mr. Huai pays all premiums for his participation in that program.

Mr. Huai’s salary and bonus for 2007 were in accordance with Mr. Huai’s employment agreement with the Company, which expired December 31, 2007 (the “2004 Employment Agreement”). Under the 2004 Employment Agreement, Mr. Huai’s salary was $275,000. In addition, Mr. Huai was entitled to a bonus based on the Company’s operating income and shareholder equity. The bonus was determined by multiplying the Company’s operating income by a percentage determined by dividing the operating income by stockholder equity (the “Applicable Percentage”). The Applicable Percentage was determined based on the following chart:

Operating Income/Shareholder Equity	Applicable Percentage
Less than or equal to 5%	1.50%
Greater than 5% but less than or equal to 10%	2.00%
Greater than 10% but less than or equal to 15%	2.25%
Greater than 15% but less than or equal to 20%	2.50%
Greater than 20%	3.00%

For purposes of the bonus calculation, share-based compensation expense recognized in accordance with applicable accounting rules is excluded from our reported operating income. We exclude this expense because we believe that operating income without this expense is a better measure of the results of our day-to-day operations and because it provides a more consistent basis for evaluating and comparing our results across different periods.

The calculation of Mr. Huai’s bonus for 2007 is as follows:

GAAP Operating Income	6,100,633

Excluded Items:
123R	7,937,523
Huai Bonus accrued through 12/31/07	367,181

Adjusted Operating Income	14,405,337	A

Shareholders Equity	87,478,377

Huai Bonus accrued through 12/31/07	367,181

Adjusted Shareholders Equity	87,845,558	B

ROIC (A/B)	16.40%

Bonus Amount	360,133

Other Named Executive Officers

None of the other Named Executive Officers has an employment agreement with the Company.  The salaries for these NEOs are set by the Compensation Committee using the criteria set forth above in the “Compensation Discussion and Analysis” section. From January 1, 2007 through April 30, 2007, the annual salary for each of these NEOs was $190,000. On May 8, 2007, retroactive to April 1, 2007, the annual salary for each of these NEOs was increased to $250,000.  The salary for each of these NEOs remained $250,000 for 2008.

In March 2009, in recognition of the NEOs individual performance during 2008, the Compensation Committee awarded each of the NEOs a discretionary cash bonus of $75,000.

Pursuant to a plan adopted by the Compensation Committee in August, 2006, for the first quarter of 2007, Messrs. Lam, Weber and Wu were each eligible to receive quarterly cash bonuses equal to a maximum of 35% of their respective annual salaries. The quarterly amounts were determined by our Chief Executive Officer based on their individual performance and were approved by the Compensation Committee. For the first quarter, Messrs Weber, Lam and Wu earned cash bonuses for 2007 of $15,000 each.

 In addition to their cash compensation, the Name Executive Officers also receive, from time to time, grants of equity compensation in accordance with the compensation philosophy discussed above.

In February, 2008, the Compensation Committee, as part of an incentive plan for various senior Company employees, awarded 45,000 restricted shares of common stock of the Company to each of the NEOs.  If the Company achieved its publicly announced targets of revenues of $103 million and earnings per share of $0.35 for fiscal year 2008, the restrictions would lapse on 33% of the shares on each of the first two anniversaries of the grant and 34% on the third anniversary of the grant.  If the performance goals were not reached, the shares would be forfeited.  The performance goals were not met, and the restricted shares were forfeited by each of the NEOs.

Each of the Named Executive Officers other than Mr. Huai, was awarded 28,000 shares of restricted stock on August 7, 2007. These shares vest over three years to incentivize the NEOs to increase the long-term value of the Company and thereby increase the value of its common stock.

In August, 2006, each of the Named Executive Officers other than Mr. Huai was awarded 20,000 shares of restricted stock.  These shares vest over three years to incentivize the NEOs to increase the long-term value of the Company and thereby increase the value of its common stock.

C.  Grants of Plan-Based Awards For 2008

The following table provides information related to plan-based awards granted to the Company’s Named Executive Officers. The Company currently does not have any plans providing for the grant of stock appreciation rights.

		Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair
Name	Grant Date	Threshold (#) (1)	Taget (#) (1)	Maximum (#) (1)	Value of Stock Awards ($/Share)

ReiJane Huai Chairman and Chief Executive Officer (Principal Executive Officer)	-	-	-	-	-

James Weber Vice President and Chief Financial Officer (Principal Financial Officer)	2/20/2008	45,000	45,000	45,000	$8.85

Wayne Lam Vice President	2/20/2008	45,000	45,000	45,000	$8.85

Bernard Wu Vice President - Business Development	2/20/2008	45,000	45,000	45,000	$8.85

(1)
Reflects restricted stock awards granted from the Company’s 2006 Incentive Stock Plan. The award would vest ratably 33%, 33%, and 34% per year on each anniversary of the date of grant, based on certain 2008 publicly announced performance criteria.  As described under “Narrative Discussion to Grant of Plan-Based Awards Chart,” these restricted share awards were forfeited.

Narrative Discussion to Grants of Plan-Based Awards Chart

As set forth above in the “Compensation Discussion and Analysis,” the Company believes that part of the compensation for the Named Executive Officers should be in the form of long-term equity grants so as to align the interests of the NEOs with the Company’s stockholders.

In accordance with this objective, in February, 2008, the Compensation Committee, as part of an incentive plan for various senior Company employees, awarded 45,000 restricted shares of common stock of the Company to each of the NEOs.  If the Company achieved its publicly announced targets of revenues of $103 million and earnings per share of $0.35 for fiscal year 2008, the restrictions would lapse on 33% of the shares on each of the first two anniversaries of the grant and 34% on the third anniversary of the grant.  If the performance goals were not reached, the shares would be forfeited.  The performance goals were not met, and the restricted shares were forfeited by each of the NEOs.

D.  Outstanding Equity Awards at Fiscal Year End 2008

The following table provides information related to the aggregate outstanding equity awards which were granted to the Company’s Named Executive Officers as of December 31, 2008.  The table does not include restricted stock awards to certain of the Named Executive Officers that were forfeited, as described above.

		Option Awards				Stock Awards
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price	Option Expiration Date		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

ReiJane Huai		-	-	-		-		-
Chairman and Chief
Executive Officer
(Principal Executive
Officer)

James Weber	(1)	25,139	$0.35	10/31/10
Vice President and	(2)	5,000	$6.20	11/04/11
Chief Financial Officer	(3)	11,340	$5.07	05/06/12
(Principal Financial	(4)	30,000	$4.04	11/10/12
Officer)	(5)	50,000	$5.33	05/14/03
					(6)	6,800	(9)	$18,904
					(7)	18,760	(9)	$52,153

Wayne Lam	(3)	75,000	$5.07	05/06/12
Vice President	(4)	130,000	$4.04	11/10/12
					(6)	6,800	(9)	$18,904
					(7)	18,760	(9)	$52,153

Bernard Wu	(4)	49,284	$4.04	11/10/12
Vice President -	(8)	75,000	$6.80	11/07/15
Business Development					(6)	6,800	(9)	$18,904
					(7)	18,760	(9)	$52,153

(1)	Award fully vested on October 31, 2003.

(2)	Award fully vested on November 4, 2004.

(3)	Award fully vested on May 6, 2005.

(4)	Award fully vested on November 10, 2005.

(5)	Award fully vested on May 14, 2006.

(6)
Messrs. Weber, Lam, and Wu were each awarded 20,000 shares of restricted stock on August 7, 2006, which vest 33%, 33% and 34% on each anniversary over a three-year period, of which, 9,240 restricted stock units vested on August 7, 2008.

(7)
Messrs. Weber Lam, and Wu were each awarded 28,000 shares of restricted stock on August 7, 2007, which vest 33%, 33% and 34% on each anniversary over a three-year period, of which, 6,600 restricted stock units vested each on August 7, 2007 and 2008, respectively.

(8)	Award fully vested on November 6, 2008.

(9)	The Closing Price of the Company’s stock price on December 31, 2008 was $2.78 per share.

E.  Option Exercises and Stock Vested for 2008

The following table provides information related to the vesting of restricted stock for the Company’s Named Executive Officers during the year ended December 31, 2008.  No options were exercised by the Company’s Named Executive Officers during the year ended December 31, 2008.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)

ReiJane Huai Chairman and Chief Executive Officer (Principal Executive Officer)	-		-

James Weber	6,600	(1)	$46,002
Vice President and Chief Financial Officer (Principal Financial Officer)	9,240	(2)	$64,403

Wayne Lam	6,600	(1)	$46,002
Vice President	9,240	(2)	$64,403

Bernard Wu	6,600	(1)	$46,002
Vice President -	9,240	(2)	$64,403
Busness Development

(1)
Reflects 33% vesting of 20,000 shares of restricted stock awarded to each of Messrs. Weber, Lam and Wu on August 7, 2006. The average market price of the Company’s stock at the vesting date was $6.97 per share.

(2)
Reflects 33% vesting of 28,000 shares of restricted stock awarded to each of Messrs. Weber, Lam and Wu on August 7, 2007. The average market price of the Company’s stock at the vesting date was $6.97 per share.

F.  Potential Payments Upon Severance or Change in Control

Severance Agreements

The 2008 Employment Agreement provides for the payment of an amount equal to Mr. Huai’s base salary for the prior year if the Company and Mr. Huai do not enter into a new employment agreement for a term of at least two years, with an effective date of January 1, 2011, on similar terms and conditions to the Employment Agreement. The payment is to be made semi-monthly, in arrears, for the calendar year 2012. No severance is due if: (1) Mr. Huai breached the confidentiality, non-compete, or any other material provision of the employment agreement; (2) Mr. Huai is terminated for cause (as defined in the Employment Agreement); (3) the Company has offered a new agreement with a term of at least two years, on similar terms and conditions, and Mr. Huai has declined to sign the new agreement; or (4) Mr. Huai has received a change of control payment at least equal to his base salary. In addition, if Mr. Huai is terminated for his willful failure to substantially perform his duties under the 2008 Employment Agreement, for reasons other than death or disability, the Company will be required to pay Mr. Huai his base salary for twelve months. If at the time his employment is terminated Mr. Huai is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code and the regulations thereunder, to the extent required to comply with Section 409A, payment will not begin until one day after the day which is six months following the termination date, with the first payment equaling six months of base salary.

 Change in Control Agreements

The Company’s 2005 Key Executive Severance Protection Plan (the “2005 Plan”) provides for payments to certain officers and employees of the Company, including all of the Named Executive Officers, in the event that there is a change in control of the Company and the individual’s employment is terminated within twenty-four months of the change in control. These agreements were entered into to ensure the continued service of the Named Executive Officers in the event of a change in control.

For purposes of the 2005 Plan, a “Change in Control” is deemed to have occurred if:

•	more than fifty percent of the Company’s voting securities, or the power to vote more than fifty percent of the Company’s voting securities, is acquired;

•	the members of the Company’s board of directors cease to be a majority of the board of directors following a merger;

•	a merger, consolidation or reorganization (a) with or into the Company, or (b) in which securities of the Company are issued;

•	a complete liquidation or dissolution of the Company; or

•	the sale or other disposition of all or substantially all of the assets of the Company.

In the event a Change in Control occurs, and a Named Executive Officer is terminated, or the Named Executive Officer ends his employment for Good Reason, within two years of the Change in Control, the Named Executive Officer is entitled to certain severance benefits (“Severance Benefits”). The Named Executive Officer is not entitled to severance benefits if the Named Executive Officer is terminated: (a) for cause; (b) by reason of permanent disability; (c) voluntarily by the Named Executive Officer other than for certain defined reasons; or (d) by death.  “Good Reason” for leaving employment includes: (i) a diminution in the NEO’s title, offices or responsibilities; (ii) a reduction in base salary; (iii) a material increase in commuting distance or business travel requirements; (iv) a diminution in compensation or benefits; (v) a breach of the 2005 Plan; or (vi) a purported termination for cause which does not comply with the terms of the 2005 Plan.

The Severance Benefits to which each of the Named Executive Officers would be entitled are:

a.	a payment equal to three times the Named Executive Officer’s base salary, on an annualized basis, at the time of the Change in Control or, if greater, at any time after the Change in Control;

b.	a payment equal to three times the highest annual bonus paid or payable to the Named Executive Officer during the three years preceding the Change in Control;

c.
the continuation for three years for the Named Executive Officer and his dependents and beneficiaries of basic life insurance, flexible spending account, medical and dental benefits which were being provided immediately prior to the Change in Control (or, if greater, at any time thereafter); and

d1.	replacement of all stock options granted by the Company, whether or not vested, with an equal number of fully vested options to purchase shares of the Company’s common stock; or

d2.
if the Company’s board of directors approves at the time, the surrender of all options, whether vested or not, in return for a cash payment equal to the difference between the full exercise price of each option surrendered and the greater of: (1) the average price per share paid in connection with the acquisition of control of the Company; (2) the price per share paid in connection with any tender offer leading to control of the Company; and (3) the mean between the high and the low selling price of Company common stock on the relevant market on the date on which the Named Executive Officer became entitled to receive Severance Benefits.

In addition, each of the Named Executive Officers is entitled to: (1) at the time any such tax is due, a lump sum payment equal to the amount of any income tax payable by the Named Executive Officer and attributable to the benefits set forth in (c); and (2) in the event that any of the Severance Benefits is subject to an excise tax, a payment in an amount grossed up so that the net payment, after taxes, is equal to the excise tax.

The following table sets forth the value of the severance benefits each Named Executive Officer would be entitled to receive under the 2005 Plan assuming that a Change in Control and the entitlement to receive Severance Benefits occurred on December 31, 2008:

Severance Benefit Component	ReiJane Huai	James Weber	Wayne Lam	Bernard Wu

3 x Base Salary	$930,000	$750,000	$750,000	$750,000
3 x Bonus	$1,080,399	$90,000	$75,000	$90,000
3 x Value of Benefits (1), (2)	$36,711	$36,261	$36,261	$42,603
Benefits Income Tax Gross-Up (2), (3)	$15,364	$15,175	$15,175	$18,873
Excise Tax Gross-Up (2), (4), (5)	$921,246	$364,438	$-	$-
Stock options - Vested and Unvested
Accelerated (6)	$-	$$61,180	$-	$-
Total	$2,983,720	$1,317,054	$876,436	$901,476

(1) Benefits include medical benefits, dental benefits, and group-term life insurance.

(2) Assumes that the Named Executive Officer receives three full years of benefits.

(3) Assumes an effective federal income tax rate of 35% for all Named Executive Officer, an effective 6.85% New York state tax rate for Messrs. Huai, Weber and Lam, and an effective 9.3% California state tax rate for Mr. Wu.

(4) Assumes an effective federal income tax rate of 35%, an effective FICA rate of 1.45%, and an effective 6.85% New York state tax rate.

(5) Messrs. Lam and Wu are not subject to the excise tax provisions of the Internal Revenue Code Section 4999.

(6) The value of unvested and accelerated stock options is the difference between the exercise price of each option and $2.78, the closing price the Company’s common stock on the Nasdaq Global Market on December 31, 2008. If the Company’s Board of Directors is assumed to have approved the cashing out of stock options on December 31, 2007, the value of vested and unvested accelerated stock options would have been $59,295 for Mr. Weber based on a mean value of the Company’s common stock of $2.71 on December 31, 2008.

Report on Repricing of Options.  None of the stock options granted under any of the Company’s plans was repriced in the fiscal year ended December 31, 2008.

Compensation Committee Interlock and Insider Participation. Messrs. Patrick B. Carney, Lawrence S. Dolin, and Alan W. Kaufman served as members of the Compensation Committee of the Board of Directors during the fiscal year ended December 31, 2008. There were no relationships that require disclosure under Item 407(e)(4) of Regulation S-K.

Equity Compensation Plan Information

The Company currently does not have any equity compensation plans not approved by security holders.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (1) (a)	Weighted –Average exercise Price of Outstanding Options, Warrants and Rights (1) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)(1) (c)

Equity compensation plans approved by security holders	10,163,985	$ 6.10	3,593,038

(1)	As of December 31, 2008.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
None.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL NO. 2

The accounting firm of KPMG LLP has been selected as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2009. Although the selection of accountants does not require ratification, the Audit Committee of the Board of Directors has directed that the appointment of KPMG LLP be submitted to stockholders for ratification due to the significance of their appointment by the Company. If stockholders do not ratify the appointment of KPMG LLP, the Audit Committee will consider the appointment of another independent registered public accounting firm. A representative of KPMG LLP, which served as the Company's independent registered public accounting firm for the fiscal year ended December 31, 2008, is expected to be present at the Meeting and, if he so desires, will have the opportunity to make a statement, and in any event will be available to respond to appropriate questions.

Principal Accountant Fees and Services

Fees for services rendered by KPMG LLP for the years 2008 and 2007 fell into the following categories:

Audit Fees:  Fees billed for professional services rendered by KPMG LLP for the audits of the Company's consolidated financial statements as of and for the fiscal years ended December 31, 2008 and 2007, and the reviews of the interim condensed consolidated financial statements included in the Company's Form 10-Qs during such fiscal years. These fees also include the audits of internal control over financial reporting, required under Section 404 of the Sarbanes-Oxley Act of 2002. The 2007 audit fees include $162,000 for additional audit fees related to 2007, but billed and paid during 2008.

Audit Related Fees: Fees billed for professional services rendered by KPMG LLP for audit related services, primarily including consents in connection with registration statements filed by the Company.

Tax Fees:  Fees billed for tax-related services rendered by KPMG LLP to the Company.

All Other Fees: Fees billed for on-line resource tools provided by KPMG LLP for the years 2008 and 2007.

The approximate fees for each category were as follows:

	Year Ended December 31,
Description	2008	2007
Audit Fees	$693,793	$839,081
Audit Related Fees	$-	$7,500
Tax Fees	$2,853	$32,769
All Other Fees	$1,629	$1,629

The Audit Committee has considered whether the provision by KPMG LLP of the services covered by the fees other than the audit fees is compatible with maintaining KPMG LLP’s independence and believes that it is compatible.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Audit Committee Pre-Approval Procedures. The Audit Committee has adopted the following guidelines regarding the engagement of the Company’s independent registered public accounting firm to perform services for the Company:

For audit services (including statutory audit engagements as required under local country laws), the independent registered public accounting firm will provide the Audit Committee with an engagement letter during the first quarter of each year outlining the scope of the audit services proposed to be performed during the fiscal year. If agreed to by the Audit Committee, this engagement letter will be formally accepted by the Audit Committee at a meeting of the Audit Committee.

The independent registered public accounting firm will submit to the Audit Committee for approval an audit services fee proposal after acceptance of the engagement letter.

For non-audit services, Company management will submit to the Audit Committee for approval (during the second quarter of each fiscal year) the list of non-audit services that it recommends the Audit Committee engage the independent registered public accounting firm to provide for the fiscal year. Company management and the independent registered public accounting firm will each confirm to the Audit Committee that each non-audit service on the list is permissible under all applicable legal requirements. In addition to the list of planned non-audit services, a budget estimating non-audit service spending for the fiscal year will be provided. The Audit Committee will approve both the list of permissible non-audit services and the budget for such services. The Audit Committee will be informed routinely as to the non-audit services actually provided by the independent registered public accounting firm pursuant to this pre-approval process.

To ensure prompt handling of unexpected matters, the Audit Committee delegates to the Chair the authority to amend or modify the list of approved permissible non-audit services and fees. The Chair will report action taken to the Audit Committee at the next Audit Committee meeting.

The independent registered public accounting firm must ensure that all audit and non-audit services provided to the Company have been approved by the Audit Committee. The Company Controller will be responsible for tracking all independent registered public accounting firm fees against the budget for such services and report at least annually to the Audit Committee.

Audit Committee Report

The Board of Directors appoints an Audit Committee each year to review the Company’s financial matters. Please see the Audit Committee discussion in the Board of Directors section, above, for a discussion of the Audit Committee.

  The Audit Committee meets with KPMG LLP (the Company’s independent registered public accounting firm) and reviews the scope of their audit, report and recommendations. The Audit Committee members reviewed and discussed the audited consolidated financial statements as of and for the fiscal year ended December 31, 2008 with management. The Audit Committee also discussed all matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as currently in effect, with KPMG LLP. The Audit Committee received the written disclosures and the letter from KPMG LLP as required by Independence Standards Board Standard No. 1 Independence Discussions with Audit Committees, as currently in effect, and has discussed the independence of KPMG LLP with representatives of such firm.

Based on their review and the discussions described above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, to be filed with the SEC.

Audit Committee
Steven L. Bock
Lawrence S. Dolin
Steven R. Fischer

SOLICITATION STATEMENT

The Company will bear all expenses in connection with the solicitation of proxies. In addition to the use of the mail, solicitations may be made by the Company’s regular employees, by telephone, telegraph or personal contact, without additional compensation. The Company will, upon their request, reimburse brokerage houses and persons holding shares of Common Stock in the names of the Company’s nominees for their reasonable expenses in sending solicited material to their principals.

STOCKHOLDER PROPOSALS

In order to be considered for inclusion in the proxy materials to be distributed in connection with the next annual meeting of stockholders of the Company, stockholder proposals for such meeting must be submitted to the Company no later than December 7, 2009.

On May 21, 1998 the SEC adopted an amendment to Rule 14a-4, as promulgated under the Securities and Exchange Act of 1934, as amended. The amendment to Rule 14a-4(c)(1) governs the Company’s use of its discretionary proxy voting authority with respect to a stockholder proposal, which is not addressed in the Company’s proxy statement. The amendment provides that if the Company does not receive notice of the proposal at least 45 days prior to the first anniversary of the date of mailing of the prior year’s proxy statement, then the Company will be permitted to use its discretionary voting authority when the proposal is raised at the annual meeting, without any discussion of the matter in the proxy statement.

With respect to the Company’s 2010 Annual Meeting of Stockholders, if the Company is not provided notice of a stockholder proposal, which has not been timely submitted, for inclusion in the Company’s proxy statement by February 20, 2010 the Company will be permitted to use its discretionary voting authority as outlined above.

OTHER MATTERS

So far as now known, there is no business other than that described above to be presented for action by the stockholders at the Annual Meeting, but it is intended that the proxies will be voted upon any other matters and proposals that may legally come before the Annual Meeting or any adjournment thereof, in accordance with the discretion of the persons named therein.

ANNUAL REPORT

The Company has sent, or is concurrently sending, to all of its stockholders of record as of March 20, 2009 a copy of its Annual Report for the fiscal year ended December 31, 2008. Such report contains the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2008.

By Order of the Board of Directors,

/s/ Seth R. Horowitz

Seth R. Horowitz
Secretary

Dated:  Melville, New York
April 3, 2009

The Company will furnish a free copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (without exhibits) to all of its stockholders of record as of March 20, 2009 who will make a written request to Mr. James Weber, Chief Financial Officer, FalconStor Software, Inc., 2 Huntington Quadrangle, Suite 2S01, Melville, New York 11747.